Consent of Independent Accountants


To the Trustees of Standish, Ayer & Wood Investment Trust:

We consent to the inclusion in Post-Effective Amendment No. 91 to the Registration Statement on Form N-1A (1933 Act File Number 33-8214) of Standish, Ayer & Wood Investment Trust: Standish Small Capitalization Equity Asset Fund, Standish Small Capitalization Equity Fund II and Standish Equity Asset Fund our report dated November 18, 1998, on our audits of the financial statements and financial highlights of the Standish Small Capitalization Equity Asset Fund, Standish Small Capitalization Equity Fund II and Standish Equity Asset Fund which reports are included in the Annual Report to Shareholders for the periods stated therein, which is also included in this Registration Statement.


                                                PricewaterhouseCoopers LLP

Boston, Massachusetts
January 28, 1999